Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE

Second Quarter 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Share ("EPS"):
Net income available to common stockholders	$33,768	56,988	$0.59

Effect of dilutive securities:
Stock compensation plans	—	817

Diluted EPS:
Net income available to common stockholders	$33,768	57,805	$0.58

Second Quarter 2014	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$29,341	56,272	$0.52

Effect of dilutive securities:
Stock compensation plans	—	988

Diluted EPS:
Net income available to common stockholders	$29,341	57,260	$0.51

Six Months Ended June 30, 2015	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$73,476	56,895	$1.29

Effect of dilutive securities:
Stock compensation plans	—	866

Diluted EPS:
Net income available to common stockholders	$73,476	57,761	$1.27

Six Months Ended June 30, 2014	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$47,315	56,182	$0.84

Effect of dilutive securities:
Stock compensation plans	—	1,033

Diluted EPS:
Net income available to common stockholders	$47,315	57,215	$0.83